Exhibit 14.1

MOGUL ENERGY INTERNATIONAL, INC.

CODE OF ETHICS

The Board of Directors of Mogul Energy International, Inc. (the “Company”) maintains written policies and standards (the “Code of Ethics” or “Code”) designed to promote the following principles:

1.	Honest and ethical conduct, including the ethical handling of apparent conflicts of interest between personal and professional relationships;
2.
Full, fair, accurate, timely, and understandable disclosure in reports and documents that a registrant files with, or submits to, the United States Securities and Exchange Commission (the “Commission”) and in other public communications made by the Company;

3.	Compliance with applicable governmental laws, rules and regulations;
4.	The prompt internal reporting of violations of the code to an appropriate person or persons identified in the Code; and
5.	Accountability for adherence to the Code.

The Code applies to all directors, officers, and employees, and is intended to assist management and employees with the lawful and efficient conduct of the Company’s business operations, and to promote a safe and enjoyable work environment.

The Code is posted on the Company’s website at www.mogulenergy.com and is available free of charge by writing to:

Mogul Energy International, Inc.
520 Pike Street
Suite 2210
Seattle, Washington 98101

or by calling us at (206) 357-4220.  The Code is also filed as an exhibit to our Annual Report on Form 10-K.  Any amendment of the Code will be promptly posted on the Company’s website.

A.	ETHICS POLICY

The policy of the Company is to comply with all governmental laws, rules, and regulations applicable to its business.  Directors, officers, and employees should deal fairly with each other and with the Corporation’s suppliers, customers, competitors, and other third parties.

It is the Company’s policy that all transactions will be accurately reflected in its books and records.  Employees are expected to record all transactions accurately in the Company’s books and records, and to be honest and forthcoming with the Company’s internal and independent auditors.

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It is the Company’s policy to make full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with the Commission, and in other public communications.  All employees are responsible for reporting material information known to them to higher management so that the information will be available to senior executives responsible for making disclosure decisions.

B.	CONFLICTS OF INTEREST

It is the policy of the Company that all directors, officers, and employees are to avoid any actual or apparent conflict between their own personal interests and the interests of the Company.  A conflict of interest can arise when a director, officer, or employee takes actions or has personal interests that interfere with his or her objective and effective performance of work for the Company.  For example, directors, officers, and employees are expected to refrain from taking for themselves opportunities discovered through their use of corporate assets or through their positions with the Company.  Directors, officers, and employees are expected to avoid securities transactions based on material, nonpublic information learned through their positions with the Company.  Directors, officers, and employees are expected to refrain from competing with the Company.

It is the policy of the Company that directors, officers, and employees are expected to protect the assets of the Company and use them efficiently to advance the interests of the Company.

C.	REGULATION FD DISCLOSURE POLICY AND OTHER SECURITIES LAWS

It is the policy of the Company to comply with Regulation FD and other disclosure requirements in the disclosure of material, nonpublic information.  It has been, and continues to be, our practice to disclose material information about us publicly and timely, not selectively. Thus, employees may not disclose material non-public information about the company except as provided for by SEC rules and regulations, including Regulation FD.

On August 15, 2000, the Securities and Exchange Commission ("SEC") adopted Regulation FD (for "Fair Disclosure"). Regulation FD provides that whenever a U.S. public company, or a person acting on its behalf, discloses material, nonpublic information to a securities market professional (including broker-dealers, investment advisors, hedge funds, investment companies, shareholders, and certain other persons), the company must make public disclosure of the information simultaneously if the disclosure is "intentional," or promptly thereafter if it is "nonintentional."

In general, information is deemed “material” if "there is a substantial likelihood that a reasonable shareholder would consider it important" in making an investment decision.  This includes a range of subjects, including the Company’s current or expected operating performance, acquisitions and strategic transactions, geological reports, changes in management, and other items. Information is nonpublic if we have not previously released it in an SEC filing or in a press release.

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Under the SEC’s rules, disclosure of material nonpublic information may be permitted to certain persons in certain circumstances, such as:

(1)	persons engaged in ordinary course of business with us (suppliers, etc.);
(2)	government agencies;
(3)	media;
(4)	credit rating agencies;
(5)	persons who owe a duty of trust or confidence to the company ("temporary insiders" such as attorneys, investment bankers, accountants); and
(6)	persons who expressly agree to maintain the information in confidence who do not act on the information for trading purposes.

However, while we recognize that Regulation FD often does not restrict communications between us and these persons, we generally intend to treat such disclosures as if Regulation FD did apply.  Thus, it is our policy that only our President is authorized to speak with investors or security market professionals or issue statements on behalf of the Company, except where expressly permitted.  Further, only our President and authorized members of our corporate relations team are authorized to speak with the media or issue statements to the media on our behalf.

If you make, or if you become aware that another employee has made, an inadvertent disclosure of material nonpublic information, please contact Naeem Tyab, President, immediately so that the Company can promptly disclose the information to the public.  It's important that we take the time to understand the securities laws.  More guidance can be found at on the SEC website:  http://www.sec.gov/news/testimony/051701wssec.htm

The Company is quoted on the OTCBB and is subject to certain reporting and disclosure obligations under Section 15(d) of the Securities Exchange Act of 1934, and other U.S. securities laws.   Where an employee is aware of the occurrence or existence of any pending corporate development with respect to the Company, or other non-public information that the Company believes may be material, any and all such information shall remain confidential to the employee until such information otherwise becomes public, unless disclosure is required by law.

D.	EQUAL OPPORTUNITY EMPLOYER

The Company is committed to providing a work environment that is free from unlawful harassment and discrimination, and respects the dignity of its employees.  The Company is an equal opportunity employer and, as such, qualified applicants are considered for employment or promotion without regard to age, race, color, religion, sex, national origin, sexual orientation, disability, veteran status, or any other basis prohibited by law.  Further, the Company prohibits the harassment of any individual on any of these bases.  Complaints about unlawful discrimination or harassment should be made to Naeem Tyab, President, or one of the Company’s directors.

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E.	INTERNATIONAL BUSINESS

The Company must comply with a variety of laws, rules, and regulations in a number of domestic and international jurisdictions.  Payments or gifts to non-U.S. government officials are prohibited by law and by Company policy.  The Foreign Corrupt Practices Act precludes payments to non-U.S. government officials for the purpose of obtaining or retaining business, even if the payment is customary in that country.  This law applies anywhere in the world to U.S. citizens, nationals, residents, businesses, or employees of U.S. businesses, including this Company.

F.	REPORTING AND ACCOUNTABILITY

The Code of Ethics is intended only to provide some initial guidelines for the conduct of the Company’s business, and is not intended to cover every situation an officer, director, or employee may find him or herself in.

Failure to comply with the law, the Company’s Code of Ethics and other policies, and the Company’s internal controls, may subject directors, officers, and employees to disciplinary action, including termination of employment.  Such violations may also result in severe penalties for the Company and/or individuals involved, including fines and possible imprisonment.  Compliance with the law and high standards in the conduct of the Company’s business should be a top priority for every director, officer, and employee.

If a director, officer, or employee encounters a situation that s/he is not able to resolve by reference to these written materials, s/he should contact one of the Company’s officers or directors to seek clarification so that the matter may be appropriately resolved, including with reference to counsel where appropriate.  No action may be taken or threatened against any employee for asking questions, voicing concerns, or making complaints or suggestions in conformity with the procedures described herein, unless the employee acts with willful disregard of the truth.

The Company’s Directors are responsible for the management of the Company.  Any potential concerns or violations should be reported to one of the Company’s directors and/or Naeem Tyab, President, who shall be ultimately accountable to maintain and enforce the Code of Ethics.

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